Exhibit 14.1

Christopher & Banks

Corporation

Code of Conduct

Do the Right Thing – Every Day

A Message from the Chief Executive Officer

Dear Associates:

Christopher & Banks enjoys a reputation as an organization with a strong ethical culture and we hold ourselves to high standards.  Nowhere else is that more true than in our expectations for ethical conduct in every aspect of our business.  That reputation is largely based on you, our Associates, and upholding that reputation is the responsibility of each Associate, every single day.  This includes implementing and following good business practices and ongoing efforts to maintain and promote a culture based on ethics and integrity.

“Act with Integrity” is one of our eight Ethical Principles – a principle that expects us to do the right thing – every day.  It also means that we have to be fair and honest in all our dealings with co-workers, customers, business partners, shareholders, competitors and the communities in which we live and work.  Behaving ethically and with integrity is essential to maintaining our reputation as a great place to work, with our Friends as a preferred shopping destination, and with our communities and shareholders as a responsible corporate citizen.

Since our Company’s image and reputation are a reflection of what each one of us says or does, we must maintain high standards of ethical business conduct – even when not legally mandated – so that our actions reflect positively, both on our Company and on us.  This means we expect everyone to act in accordance with our core values of Integrity, Communication, Collaboration and Respect.  We also have a shared responsibility to make legal compliance and ethical business practices a part of the culture of our Company so that we always act in a manner that upholds our values, creates trust and maintains our reputation.

To meet this responsibility, we must understand what is expected of us – and what is not.  Our Code of Conduct is designed to help you better understand the policies and principles that drive our business and make this a great place to work and ultimately to help you make decisions consistent with those policies and principles.

Because we place such a high priority on our ethical conduct, I ask that each of you read our Code of Conduct, think about how it applies to your role, learn how you can ask for advice or get answers to questions regarding CBK’s policies and expectations, and keep the Code and Ethical Principles on hand for future reference.  In addition, if you ever suspect unethical or illegal business practices, it is your personal responsibility to report it using the avenues outlined in the Code.

We recognize, however, that you may have questions and no set of rules or policies can cover every possible situation that may arise.  If you are in doubt or unsure about a business matter that has ethical implications, seek appropriate guidance.  The “Know What’s Expected, Speak Up” section on pages 6-7 of the Code describes the process you should follow when questions arise.

I sincerely appreciate your commitment to upholding our high standards of business conduct.

LuAnn Via
President and Chief Executive Officer

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Conflicts of Interest	24
Gifts, Business Entertainment and Business Meals	26
Review of Travel and Expense Reports	28
Political Activity	28
Administration of the Code	29
Where Should We Report Our Concerns?	29
The Hotline	29

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Christopher & Banks Ethical Principles

Act with Integrity
Always do the right thing – it is what is expected of everyone at Christopher & Banks.

Be Honest and Responsible
Embrace honest, open communications and actions – do what you say and always do more than is expected.

Build Trust and Respect
Create and maintain an atmosphere of mutual trust and respect – only through cooperation and trust do successful, long-term working relationships flourish.

Ensure Customers Come First

Customers define quality – the customer is the most important judge of the quality of our products and service – we know we have succeeded when our customers feel that they have benefited from their relationship with us.

Act in the Company’s Best Interests
Be professional – do not place personal interests above those of our customers, the Company, its Associates, shareholders and other stakeholders.

Succeed through Teamwork
Teams work – by building on each other’s ideas and skills and working collaboratively, we make better decisions and obtain better results than we can by working alone.

Reward Innovation
Think smart, move fast – exercise initiative, deliver quality results and do not be afraid to take calculated risks.

Promote Diversity
Encourage and promote diversity of thought, culture, gender, ethnicity and lifestyles.

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Do the Right Thing – Every Day

Code Applies to All Associates

This Code of Conduct (“Code”) applies to all Associates of Christopher & Banks Corporation and its subsidiaries (“CBK” or the “Company”).  The term “Associate” as used in this Code includes all CBK employees, officers and members of the Board of Directors, unless indicated elsewhere in this Code.

Ethical Companies are Built by Ethical People

CBK’s reputation and business success depends on each Associate always acting consistent with the law, our policies, our core values and Ethical Principles.  We work hard to build trust and create an environment that invites candor and engagement.  In turn, each of us has a personal responsibility to comply with this Code and the law, and to act ethically.

Remember the Company’s Four Core Values

We have adopted four Core Values, which describe the qualities we expect you to model in your work, decision-making, interaction with others and your dealings with our customers and suppliers:

•	Collaboration,
•	Communication,
•	Integrity, and
•	Respect.

Let the Ethical Principles be Your Guide

The successful application of the Code of Conduct depends on each Associate accepting the responsibility to act honestly and ethically.  Misrepresenting facts or unethical behavior must not be tolerated by any of us, no matter where or how it occurs.  It is not possible to draft standards of conduct that cover every possible situation we may confront.  Therefore, use the CBK Ethical Principles as your guide and, if you have questions, ask.

Other Policies Also Apply

The Company has adopted various policies and procedures that deal in greater detail with some of the issues discussed in the Code.  All Associates are also expected to be familiar and to comply with applicable Company policies and procedures whether or not they are expressly referenced in this Code.  It is also important to remember that these other policies may be modified or updated from time-to-time even if the Code is not.

We Lead by Example

If you ever find yourself faced with an ethical dilemma at CBK, you should:

•	act in an honest and candid manner,
•	ensure that those you supervise understand and act according to CBK’s Ethical Principles,
•	remember there are various resources available to you for help with issues or questions, and
•	encourage and support employees who in good faith ask questions or raise concerns.

Remember, perception matters and the answers are not always clear.

Know What’s Expected, Speak Up

Each of us is responsible for knowing what CBK expects.   By becoming familiar with this Code and the policies it highlights, you will be better equipped to recognize and respond to ethical dilemmas.

Remember, whenever in doubt – ask first.  Talk to your manager or Human Resources when:

•	you need advice;
•	you don’t know the proper course of action;
•	you believe someone has violated the law or our policies;

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•	you believe someone has acted unethically; or
•	you may have been involved in misconduct.

You may also turn to a member of the executive team or the Chief Compliance Officer of the Company for assistance.  The Chief Compliance Officer is Luke Komarek,  the Senior Vice President and General Counsel of the Company, and he can be reached at CCO@christopherandbanks.com or at 763-551-2807.  The Ethics & Integrity link (http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=16) on the Intranet also contains a variety of resources, including this Code, Frequently Asked Questions and links to other policies.

Although we strongly encourage you to resolve concerns directly with your manager or the other resources listed above, if you are uncomfortable with these options or if the issue is not addressed, you may also call the Hotline, referenced below.

The Hotline

A confidential Code of Conduct Hotline (the “Hotline”) has been established for Associates to report questionable or unethical activities.  The Hotline is operated by an independent company for the purpose of providing another avenue by which you may report policy violations or other inappropriate behavior.  The toll free number is 1-888-256-4933.  Calls may be made 24 hours a day, 7 days a week.  You can also make reports electronically by going to www.ethicspoint.com and clicking on “File a Report”.

Using the Hotline

If you use the Hotline to make a report or ask a question – whether by phone or online – you may remain anonymous if you wish.  If you choose to remain anonymous, you will be instructed on how to check on the status of your report if you contact the Hotline to follow-up.

What Happens Next?

If you make a report, it will be investigated.  You may be asked to provide more information if you provide your name.  If you make your report anonymously, any follow-up questions will be posted through the Hotline for you to review and respond.  You may or may not receive information on the results of the investigation but you are likely to receive confirmation that the issue has been investigated.

Our Pledge of Non-Retaliation

Even companies with high ethical standards occasionally have issues.  When we do, we want them reported so they may be addressed.  It can take a great deal of courage to report an activity or decision that is, or has the appearance of being, contrary to our values or policies.  In these situations, we will listen to your concerns.

The Company prohibits retaliation against you for making a good faith report about a questionable business practice or behavior.  However, an Associate who knowingly makes false accusations or provides false information in making a report is subject to discipline.

Am I Making the Right Decision?

If you are trying to decide whether a particular course of action is the correct one to take,  your decision is right if you can answer “yes” to all three of these questions.

•	Is the activity legal and consistent with Company policy?
•	Am I acting in the best interests of the Company and its stakeholders?
•	Would I be proud to tell someone I respect about the decision or choice I made?

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Consequences of Violations of Our Code

All violations of our Code – no matter how trivial they may seem at the time – may be harmful to the interests of the Company and will be treated accordingly.  Any of us who violate the Code are subject to disciplinary action up to and including termination of employment.

Waivers

The Company will waive application of the policies in this Code only where circumstances warrant.  Waivers of the Code for executive officers and Directors may be made only by the Board of Directors as a whole or the Board’s Governance and Nominating Committee and will be disclosed as required by law.

This Code and the policies discussed in it are not an employment contract.  No contractual rights are created by the Code or the policies it describes or references.

Acknowledgement of Training on the Code

Following training on the Code, you may be expected to confirm your individual commitment to act responsibly on behalf of the Company by acknowledging in writing that you have received the Code and will adhere to its standards.  On a periodic basis, Associates in management and certain other positions will be asked to reaffirm their commitment to and their compliance with the Code.

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Treat Associates and Customers  with Respect

Associates are our most valuable asset.

We aspire to be an employer of choice.  Our business success comes when employees feel empowered to take initiative, voice their opinions and build on their experiences within the Company and in the community.    We  also strive to create an atmosphere of mutual trust and respect.

Maintaining a Respectful Workplace

Policy Overview

We value your contributions and are highly committed to providing an environment that supports your needs.  We also value the many ways people differ.  Every day we see the power of different viewpoints at work.  If our actions reflect our commitment to a culture of inclusion, we make others feel welcome, appreciated and respected.

Wherever we do business, we expect all Associates to comply with all applicable wage and hour standards, laws prohibiting discrimination and harassment, safety guidelines and requirements of equal employment opportunity.  Should you have a concern about discrimination, harassment or other unlawful conduct, talk to your manager or to Human Resources.  We will investigate promptly and respond as appropriate.

We specifically prohibit discrimination on the basis of:

• age	• marital or family status	• race
• citizenship	• military status	• religion
• color	• national origin	• sex
• creed	• physical or mental disability	• sexual orientation
• ethnicity • genetic information	• pregnancy (including childbirth and related medical conditions)

or any other characteristic protected by law.

Do’s

•	Managers should strive to be consistent in their supervision of and dealings with all Associates.
•	Recognize our individual differences to help improve our ability to address issues and solve problems.
•	Treat other Associates, customers, suppliers and visitors with respect, courtesy and dignity.
•	Report incidents of harassment, discrimination or intimidation to the proper management representatives.
•	Promptly report all accidents, injuries, unsafe conditions or potential hazards.

Don’ts

•	Avoid making vulgar, obscene, unwelcome, insulting or similar offensive remarks.
•	Do not retaliate against or permit retaliation against an Associate who has complained about discrimination or harassment.

Complying with Wage and Hour Laws

Policy Overview

CBK is committed to complying fully with all applicable wage and hour laws and regulations, including those regarding off-the-clock work, meal and rest breaks, overtime pay, termination pay, minimum-wage requirements, wages and hours of minors, and other subjects related to wage-and-hour practices.

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Do’s

•	Take meals and rest breaks consistent with applicable state law and Company policy.
•	Clock in and out properly and promptly.
•	Record hours properly and accurately.
•	Only adjust time records to ensure they are accurate, consistent with Company policy.

Don’ts

•	Work “off the clock” if you are a non-exempt Associate.
•	If you are a manager, do not allow non-exempt Associates to work “off the clock” or volunteer her or his time.
•	Do not adjust time records for the purpose of meeting payroll or budget, or to avoid the payment of overtime, meal or rest break penalties under any circumstances.

Q.Andrea is an assistant manager who typically works noon to 8:00 p.m. and is responsible for closing the store.  One week she worked 42 hours but is surprised when her check shows she was only paid for 40 hours of work.  When she raises this with Sally, the store manager, Sally tells Andrea that she “took too long” in closing the store on a couple of occasions, so she eliminated all of her overtime.  Andrea decides not to “make a big deal” out of it as it is “only two hours”.  Was Sally right doing this?

A.Absolutely not.  Sally’s actions violated Company policy.  Christopher & Banks has a strict policy on always paying its employees for all hours worked, no exceptions.  Since Sally is violating Company policy, Andrea should immediately report the matter, so that Andrea is paid for the overtime and appropriate action is taken towards Sally.

Rules on Alcohol and Drugs in the Workplace

Policy Overview

CBK is committed to providing a work environment free of substance abuse.  Our substance abuse workplace policy prohibits:

•	The possession of illegal drugs in the workplace. The presence of illegal drugs will not be tolerated under any circumstances.
•	Using or being under the influence of alcohol, illegal drugs or any other controlled substance during the workday.

Do’s

•	Seek professional help if you have a problem with substance abuse before it adversely affects you professionally or personally.
•	Remember that, even in a business social setting where alcohol is served, you are a representative of the Company and are expected to act appropriately and drink responsibly.

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If you take over-the-counter or prescription drugs, you must be aware of any potential effect such drugs may have on your ability to work safely and are expected to communicate any possible safety issues to your manager.

Q.What if I take cold medicine to make me more alert during the workday?

A.If you take over-the-counter or prescription drugs, you must be aware of any potential effect such drugs may have on your ability to work safely and are expected to communicate any possible safety issues to your manager.

Note:  Possession or use of prescription medication for medical treatment is permitted so long as its use in the workplace does not pose a health or safety risk to you or others.  The responsible consumption of alcohol at business dinners or after-work business functions is permitted.  Consistent with our policy, excessive drinking at these events is prohibited.

Maintaining Employee Privacy

Policy Overview

Privacy protection is important.  We manage your personal information consistent with the guiding principles below.

Do’s

•	Keep employee records accurate and up-to-date.
•	Permit access and use only for legitimate business purposes, e.g., payroll and benefits administration.
•	Do not permit disclosure of personal records in Company files to third parties except for legitimate business purposes consistent with our policies.
•	Follow established record retention and destruction policies and procedures.
•	Promptly respond to or refer to the appropriate department any questions or concerns raised by employees about their records.

Q.I received a call from an individual outside the Company asking for several Associates’ start dates, titles and base salaries.  She told me that she is working with Human Resources on a benchmarking project and that it was urgent.  I’m not sure what to do.

A.Information about our Associates contained in the Company’s personnel records is confidential and should only be given to those who are authorized to have this information.  In this situation, contact the Senior Vice President, Human Resources to ensure that this is a legitimate request.  Only provide this type of information if you are certain that it is appropriate to do so.

Respect Our Customers

Policy Overview

All of our customers are entitled to the highest level of customer service and to be treated with dignity and respect without regard to their age, race, color, sex, religion and other individual characteristics.

Do’s

•	Provide the same level of professional care and service to all customers.

Ensuring Customer Privacy

Policy Overview

Maintaining customer trust requires that we use their information appropriately.  We are committed to protecting customers’ privacy and following applicable and evolving laws in this area.  We gather information from customers to deliver better products and services, and to learn about their preferences.

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Access to customer information is restricted to those employees designated as having a need to know for business or legal reasons.

You must not access customer information or use customer information except for appropriate business purposes and must protect the confidentiality and security of customer information, such as purchase history, driver’s license number, loyalty reward number or credit card numbers.  You should be familiar with and handle customer information in accordance with the Company’s privacy and information security policies, which detail our commitment to privacy and information protection.    You may disclose a customer’s personal identifiable information (such as name and address), purchase history or credit card information to non-affiliated companies or third parties only if authorized by Company policy or an officer of the Company.

We must follow all applicable laws and regulations, as well as the assurances we make to our customers in our privacy policies.

For more information about our privacy policies, please refer to http://www.christopherandbanks.com/helpdesk/index.jsp?display=safety&subdisplay=privacy.

If you believe such information has been compromised, please contact your Manager or the Company’s Chief Privacy Officer  (cpo@christopherandbanks.com or call 763-551-5101).

Q.I’ve noticed that several Associates who work with sensitive customer and other confidential information do not log off their computer, even when they leave their work area for meetings or at the end of the day.  Is this appropriate?

A.No.  To protect customer information and other confidential information, you should always log off of your computer if your work area will be unattended for a period of time.

Do’s

•	Respect customer privacy and follow Company guidelines on protecting such information.
•	Use customer records only for proper business purposes.
•	Become familiar with and follow the Computer Use Policy which contains additional information on the proper handling of sensitive or proprietary information.

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Respect the Law and the Worldwide Community

Compliance with the Law

Policy Overview

As a Company, we strive to be a responsible corporate citizen.  We all must obey all applicable local, state and federal laws and regulations here and in any country in which we transact business.  Also, do not allow others to take actions on our behalf that would be in violation of the law or this Code.

Handling Money Effectively

Policy Overview

Money laundering occurs when individuals or companies try to conceal illicit funds or make the source of their funds look legitimate.  It is often associated with the illegal narcotics and arms trades.  We should follow these precautions to avoid involving the Company in money laundering situations:

•	Know your vendors well. Assess the vendor’s integrity, be familiar with its business practices and perform reference or background checks.
•	Be clear with the vendor on what is acceptable and what will not be permitted. We all must follow our vendor compliance approval and set-up process.
•	Monitor payments and invoices used in transactions. Watch for questionable transactions or sudden changes in practices. We are required by law to report cash transactions in excess of $10,000.

Money laundering concerns about any vendor should be reported to the Finance and Legal Departments.

Q.A vendor has requested that we pay the vendor’s invoice to a third party in a different country.  The different country has a reputation for questionable business practices.  Should I change the invoicing and make these payments?

A.No.  This activity looks suspicious, and money laundering may be involved.  The Finance and Legal Department should be promptly notified of this request.  In general, payments should not be made to a party who did not perform the work to which the payment relates.  You should know your vendor, its reputation and business practices.  We should not do business with this vendor in this manner and we should follow the advice of the Finance and Legal Departments as to how to respond.

Environmental Laws

Policy Overview

We are committed to complying with all federal, state and local environmental protection laws.  In addition, we encourage you to conserve energy and other resources, to reduce the amount of waste the Company produces and to participate actively in any Company recycling efforts.

Competition and Fair Dealing

Policy Overview

The retail apparel business is highly competitive.  Nonetheless, we must deal fairly with our customers, vendors, competitors and other Associates.    We should not make false or disparaging statements about our competitors or their products.   We should not take unfair advantage of a customer or vendor through misrepresentation, concealment or any other unfair practice.

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Do’s

•	Conduct day-to-day business activities consistent with the Ethical Principles.
•	Seek the advice of the Legal Department before entering into business arrangements with one of our competitors.

Don’ts

•

Do not have any contact, whether direct or through others,  with any competitor about the cost or pricing of our products, the timing or content of our sales events, or our strategic or financial plans.

International Trade Issues

Policy Overview

If our responsibilities involve the international community, we must be aware of and comply with laws and regulations governing the conduct of international trade.

Imports and Domestic Products

Our products must comply with all applicable laws, regulations and standards (e.g., U.S. Customs Service, labeling regulations, product testing requirements).  In addition, all labeling and all customs entry and commercial documents required for entry into the U.S. must be true and accurate.  This policy also applies to any vendors working with or for us.

Trade Controls

The U.S. and a number of international authorities periodically impose restrictions on trade dealings with certain entities and individuals based on their involvement or sponsorship of terrorism, arms proliferation or drug trafficking.  Generally, these restrictions prohibit us from conducting any transactions with these countries or any of the designated entities and individuals.  Associates who conduct business internationally are expected to understand these restrictions and work with the Logistics, Production and Sourcing, and Legal Departments to ensure all Company business transactions are consistent with applicable law.

U.S. Anti-Boycott Act

Occasionally, as a condition of doing business, a foreign business entity from one country may request that a U.S.-company such as CBK refrain from doing business with – or boycott – businesses from another country.  In addition to these direct requests, such conditions may also be found in letters of credit, shipping instructions, certificates of origin and other contract related documents.  Such boycotts are strictly prohibited under U.S. law and even a request to participate in such a boycott must be promptly reported to the U.S. Government.  As a result, if you receive such a request, you should immediately report it to the Legal Department.

Do’s

•	Know who your supplier is and any legal restrictions relating to them.
•	Examine purchase orders, contracts, letters of credits and other types of requests for information from third parties to ensure they do not contain any boycott-related requests.
•	Follow all applicable trade and export control laws of the U.S. and the countries in which we do business.
•	Follow all applicable U.S. and local country customs and import laws, particularly those relating to documentation, country of origin markings and classification of goods, among others.

Don’ts

•	Do not do anything that facilitates doing business with a prohibited country or person, including through third parties.

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•

Never cooperate with any restrictive trade practice or boycott that is prohibited by U.S. or applicable laws and promptly report any such requests.  Note:  An illegal boycott request under U.S. laws is any request from a third party to take part in actions against countries friendly to the U.S. including, but not limited to, Israel.

•	Do not provide an inaccurate, incomplete or unsubstantiated invoice or import documentation, including those related to product description, classification, valuation, country of origin or quantity.

Q.A foreign business partner has offered to document a merchandise transaction at a lower price per unit than we are actually paying.  This will save a substantial amount of import duties and help the Company.  Is this permissible?

A.Absolutely not.  Any false documentation of any Company business or transactions is prohibited.  Using such false documentation to evade our properly payable import duty by concealing the true value of the goods or their country of origin is improper.

Ethical Sourcing

Policy Overview

The Company is committed to doing business with vendors who share the Company’s commitment to act with integrity, especially regarding fair labor laws and other social compliance issues.

Our vendors are all asked to commit to meeting our Social Responsibility Code for Merchandise Suppliers, which includes provisions regarding the prohibition on the use of child labor or prison labor, payment of fair wages and overtime, and satisfying other working and living conditions.  Our Vendor Compliance Program also includes periodic factory compliance inspections.

Those of us who work with our vendors should ensure they are complying with these expectations.  If we become aware of any vendors who are not in compliance, we must immediately notify the Production and Sourcing Department.

If you have questions or need clarification on this subject, contact the Senior Director-Production and Sourcing or the Senior Manager, Vendor Compliance.

Preventing Bribery and Corruption

Policy Overview

CBK strives to do business through proper means and actions.  Therefore, we must avoid any behavior that could be perceived as a form of bribery or corruption.  Bribery arises when one party, directly or indirectly, offers something of value to another party in order to improperly gain business or obtain favorable treatment.

Dealings with Vendors and Suppliers

Giving, offering, authorizing or taking bribes from current or potential vendors, suppliers and other business partners is strictly prohibited.  Bribes include money, favors, gifts or entertainment provided to obtain or retain business.  We expect agents and suppliers to maintain these same standards when acting on our behalf.

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Dealings with Government  Employees

As a global enterprise, we abide by each country’s anti-bribery and anti-corruption laws, including the U.S. prohibition on bribing U.S. government officials.  In addition, we all are expected to comply with the Foreign Corrupt Practices Act (“FCPA”) in all countries where we do business.  In general, the FCPA prohibits corrupt payments or bribes made directly or indirectly to all non-U.S. government officials, political parties or political candidates (collectively “non-U.S. government officials”) for the purpose of obtaining or keeping business or improperly influencing government action.    The “obtain or retain” business language has been interpreted broadly and may include, by way of example, payments to government officials to induce them to understate customs duties or to improperly expedite the importation of goods.

The FCPA defines non-U.S. government officials broadly.

The FCPA applies to individuals as well as corporations.    In a situation in which the local laws and the FCPA conflict, the Company and you are expected to abide by the most conservative standard.

Do’s

•	We should periodically remind third parties acting on our behalf that bribery and corrupt payments are prohibited.
•	We all should promptly report any requests for a bribe or anything of value by a non-U.S. government official to the General Counsel.

Don’ts

•	We do not give or accept something of value in order to improperly gain business or obtain favorable treatment.
•

We do not make or offer anything of value directly or indirectly through a vendor or agent to non-U.S. government officials or their relatives that could be interpreted as seeking to obtain or retain business without first consulting with and obtaining the approval in advance from the Legal Department and your manager.

•	We do not assume that a payment that may be an accepted practice in the host country is permitted under the FCPA.

Audits, Investigations and Legal Proceedings

Policy Overview

We each are expected to cooperate fully with any audit, inquiry or investigation undertaken at the Company’s direction by its attorneys, investigators, internal auditors or independent public accountants.  In addition, the Legal Department must be immediately notified of any investigation or other legal proceedings in which the Company becomes or is likely to become involved.  This policy also covers situations where you become involved as a  witness in a matter that relates to your duties for the Company.

While it is Company policy to cooperate with all government investigations, it is also important that the Company protect its legitimate business interests and privileged communications while an investigation is ongoing.  Consequently, you may not disclose any information, whether oral or written, or records or files of any nature, to any third party on the Company’s behalf, except upon the prior approval of the General Counsel or an outside attorney hired by the Company.  Regardless of whether you are acting on the Company’s behalf, no confidential Company information or attorney-client communications may be disclosed to any third party in connection with a government investigation without the prior approval of the General Counsel or the Company’s outside counsel.

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Records relevant to litigation, audits or investigations may need to be kept beyond the standard requirements.  We should know and follow the Company’s or your Department’s policies and practices with respect to document retention.  Remember, there may be situations where there is a legal hold placed on our normal document destruction practices, to ensure you do not destroy or misplace important information that may be relevant to specific litigation that the Company is involved in at the time.

Do’s

•	Immediately notify the Legal Department if you are contacted by a government agency.
•	Maintain as confidential any matter in which you are contacted by the Company’s Legal Department or outside counsel relating to an investigation, audit or lawsuit.

Don’ts

•	We do not destroy or alter any documents in anticipation of a request for those documents from the Company’s attorneys or any government agency or a court.
•	We do not lie or make any misleading statements to any government investigator.
•

We do not attempt to cause any other Associate, or any other person, to either (i) fail to provide information to any government investigator or (ii) to provide any false or misleading information to a government investigator.

•	We do not in any way mislead an auditor or investigator by providing or causing others to provide false, incomplete or non-responsive information.

Q.What happens if I receive a subpoena or request from law enforcement to produce Company documents or give testimony involving the Company?

A.Do not attempt to respond to the issuer of the subpoena directly.  You should promptly notify the Legal Department of the request and wait for instruction before responding or providing any information.  Explain to the official that Christopher & Banks’ policy requires notification of the Legal Department before any information is provided.

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Treat all Investors Fairly – Our Public Disclosures Should be Authorized and Accurate

Maintain and Protect Confidential Information

Policy Overview

Handle information with care.  If you need to send confidential information outside the Company, make certain there is a confidentiality agreement or fiduciary relationship in place with the person or company receiving the information.  We all should be cautious and thoughtful when sharing confidential information in writing – including emails – and during private conversations.  Consider your surroundings when talking on a cell phone or in a public place.

If you can answer “yes” to all of the questions below, the information is confidential and should be protected:

•	Is this information (a) unknown to people outside the Company, and (b) did you obtain the information in the course of performing your job duties?
•	Would the Company be disadvantaged or harmed if others knew this information before the Company determined to disclose it?
•	Would your project be disadvantaged or jeopardized if the information were not held in confidence or was prematurely disclosed?

Some examples of confidential information include overall net sales; results of Friends & Family promotions; the sales performance of current business channels; non-public financial information; and legal advice received from the Legal Department.

(See also the discussion on pages 19 through 21 describing the limitations on trading in CBK stock.)

Do’s

•	Use confidential information only for Company business and not for personal gain.
•	Treat confidential information with care.

Q.I overheard two members of management talking in the hallway about how our sales trends and anticipated earnings are much higher than expected this quarter and that we will be issuing a press release next week.  Can I tell the person who sits next to me?

A.No.  The requirement to protect Christopher & Banks’ confidential information extends to other Associates as well, unless the other Associate has a business need to know that information.  These two individuals should not be discussing sensitive or confidential Company information in the hallway.

Keep Accurate Records and Maintain Internal Controls

Policy Overview

We are required to maintain the highest level of financial integrity.  To do this, we must:

•	Appropriately manage and safeguard Company assets.
•	Fully and fairly disclose material financial information, which means information an investor would consider important in making an investment decision.
•	Maintain complete and accurate financial records.
•	Assure the integrity of all Company books, records and accounting practices.

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In addition to making and keeping accurate books, records and accounts, it is also our policy to maintain a system of internal controls sufficient to provide reasonable assurances that: (1) our transactions are executed in accordance with management’s general or specific authorization; (2) our transactions are recorded as necessary to permit proper preparation of our financial statements; and (3) your access to assets or controls is permitted only in accordance with management’s general or specific authorization.

Do’s

•	Follow Company policies and relevant accounting standards relating to the reporting or proper recording of all transactions.
•	Properly enter all point of sale transactions.
•	Report issues or concerns regarding financial reporting to an appropriate member of management, the Chief Financial Officer or the General Counsel.
•

Always tell a supervisor or manager if you are uncertain about the accuracy of any entry or financial process or if you believe you are being asked to create a false or misleading entry, data or report.

•	Always cooperate with internal and outside auditors.
•	Promptly report instances when an internal control is being ignored.

Don’ts

•	We never encourage or coerce others to violate this Code or otherwise compromise the integrity of the Company’s financial records.
•	We never make a false or misleading entry in any report, record or expense claim, whether financial or non-financial.
•	We never make a payment or dispose of assets for any purpose other than the purpose recorded on the Company’s books and records.

Restrictions on Trading in CBK Stock

Policy Overview

We have a responsibility to our stockholders to make sure that no investor has an advantage by receiving “material, non-public” information before it is publicly disclosed.  Selective disclosure is unfair and exposes the Company and you to serious legal and financial consequences.  “Fair disclosure” ensures that investors and the public have access to the same information about the Company at the same time.

“Material, non-public information” is information which an investor would consider important in making a decision to buy or sell securities, stock or other financial instruments such as bonds, mutual funds, options and similar market instruments.  Some of us may have access to material, non-public information concerning the Company or another company with whom we do business.    If we are in possession of this type of information, we are called “insiders”.

Possessing material, non-public information about a public company while buying or selling the stock of that company is a violation of law and Company policies.  In insider trading cases, simply knowing non-public information is enough to create a problem for you or the Company.  Insider trading is unethical and illegal.

We may not trade CBK stock or the securities of other companies if we possess material, non-public information that has not been disclosed to the public at least 24 hours prior to trading.  As always, if local law or policy is more conservative, the more conservative law or policy prevails.

In addition, we should never discuss material, non-public information with anyone else, including, for example, family and household members, friends, co-workers and business associates, because they might trade on the information or disclose it to others.  Nor should we post comments or disclose any Company confidential information on a social media site, blog or any other public forum.  We should not

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recommend a trade in the securities of CBK or express an opinion based on material, non-public information about trading in securities of CBK or other public companies.

Certain employees,  as well as all of the Company’s officers and members of the Company’s board of directors, and certain types of stock transactions have additional restrictions before a stock transaction is permitted.  You may contact the Legal Department for answers to general questions or consult the Company’s Stock Trading Policy (http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=8).

Q.How do I know whether I am aware of material, non-public information about the Company?

A.Information is likely to be material if it is important to an investor making a decision about buying or selling the Company’s stock.  This information includes revenues, earnings, same-store sales comps, senior management changes, government investigations and major litigation.  If you are unsure whether you have material information, refrain from trading and consult the General Counsel or Chief Financial Officer.

Note:  The answers to these questions can keep you, your family and the Company protected from an insider trading violation:

• Do you have “important” news about the Company or other public companies (positive or negative) that could affect the stock price once the information is announced?  If yes, don’t share it or trade.

• Has someone given you a “hot tip” you have reason to believe is insider information?  If yes, don’t share it or trade.

• Do you have advance information regarding our quarterly earnings or other significant announcements?  If yes, don’t trade until one (1) full business day after our official public announcement of this information.

• Are you unsure whether important Company news is material, non-public information?  If yes, don’t share it or trade.

Do’s and Don’ts

•

Disclosures of confidential information to potential or current business partners should only be done after a non-disclosure agreement with such party has been entered into.  (The Legal Department can assist you in preparing such agreements.)

•	We do not discuss or disclose sensitive information about CBK, confidential or otherwise, in public places such as airports, hallways, restaurants, schools, shopping malls, etc.
•	We do not disclose material, non-public information to family members or to others who might then be tempted to trade on the information or disclose it to others.
•	We do not speak with members of the press unless authorized. Press releases must be reviewed by senior management before they are issued.

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Q.Yesterday, my Manager mentioned that the Company is planning to issue an announcement about adjusting its earnings outlook upward for the remainder of the fiscal year.  I mentioned this to my friend and we agreed now would be a good time to buy CBK stock.  Wow, isn’t this great?  I really helped a friend make some money and I benefited too.

A.You have violated the law and Company policy by “tipping” your friend concerning material, non-public information and by your trading on material, non-public information.  The following may occur because of your actions:

• You may be subject to serious civil fines and possible criminal prosecution for “tipping” and for trading on material, non-public information.  Civil penalties include fines up to three times the gains or losses avoided and can be imposed upon both the trader and the person who tipped the trader.  Criminal penalties can include fines and prison.

• You will be subject to discipline, up to and including termination of your employment.

• Your friend may be subject to civil and possible criminal penalties for trading on material, non-public information.

• Your Manager may be disciplined for “tipping” you, particularly if you did not need to know the material, non-public information to perform your job duties.

Communications with Investors, Securities Analysts and the Press

Policy Overview

It is critical that all of our investors have access to the same material information about the Company at the same time.  No one investor should be given an advantage by receiving material information that is not yet widely disseminated to the general public.  Selective disclosure is unfair to the majority of our stockholders and exposes the Company to serious legal consequences.    We are not authorized to speak with the media or securities analysts or investors about the Company’s financial performance without clearance from senior management.  Even in those circumstances, no material, non-public or other confidential information about the Company’s financial performance should be disclosed.  Requests for interviews or comments by the media, securities analysts, investors or other third parties must be referred to the Chief Financial Officer or Chief Executive Officer.

Internet Discussion Forums/Social Media

Policy Overview

Participating in Internet discussion forums may, intentionally or inadvertently, lead to the disclosure of confidential business or other sensitive information regarding the Company that may damage its reputation, affect its stock price or interfere with its ability to compete effectively.  This applies to both “positive” and “negative” news about the Company.

Before posting information about the Company or participating in an Internet discussion forum, be familiar with the Company’s Social Media Policy  (http://cbknet.christopherandbanks.com/Search.aspx?Terms=social%20media%20policy).

The following are a list of Don’ts when participating on social media sites and the communications relate to the Company.

Don’ts

•	We do not knowingly make false statements in any posts.
•	We do not misrepresent ourselves.
•	We do not pretend or assume to be a Company spokesperson.

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•	We do not disclose, distribute or otherwise communicate confidential business information.
•

We do not use the Company’s logo, trademarks or proprietary graphics (collectively, intellectual property or “IP”) for any commercial purpose, such as selling or advertising any product or service, without the Company’s prior written consent.  You should not use the Company’s IP in any posting unrelated to the terms or conditions of your employment that disparages the Company’s brand, products or services.  You should not use the Company’s IP in a way which suggests that you are representing the Company or while engaging in conduct that violates Company policy.

•	We do not make comments on behalf of the Company without senior management approval.

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Protecting the Company’s Assets, Financial Results and Integrity

Company Assets and Property

Policy Overview

Company property is made available to us for our use in order to fulfill our job responsibilities.  It is our responsibility to properly use that Company property for legitimate business purposes and not for our personal benefit.

We are also responsible for protecting Company assets.  This includes not only those assets within our physical control but also the other assets located throughout the Company.  Remember, these assets include cash, sales receipts, merchandise, supplies, business records, product designs and information technology.

We are responsible for protecting our assets against loss, theft or misuse, including as it relates to the operation of our stores.  Theft, fraud, misuse of the Associate discount or misappropriation of the Company or customer property is a violation of this Code.  In addition to violating the Code, you may also be subject to personal legal penalties if you engage in these types of behaviors.  Any suspected incident should be immediately reported to the Company’s Loss Prevention Specialist (mlapka@chrisoptherandbanks.com or 763-551-5060) for investigation.  Any other issues of theft, regardless of dollar amount, and any significant loss or misuse of Company assets should be reported to your manager or supervisor or to the Finance or Legal Department.  Such issues involving a customer or Associate at an individual store or online should be reported to your manager or supervisor or to the Company’s Loss Prevention Department.  Remember that none of us may sign a criminal complaint against an Associate on behalf of the Company without the prior written approval of the General Counsel.

Note:  The Company has a separate policy on the proper use of the Internet, emails and personal computers made available for us to use, entitled the Computer Use Policy.    That policy is available on the Intranet at http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=16.  Please familiarize yourself with this policy.

Do’s and Don’ts

•	When using Company assets issued to you, such as a personal computer, exercise care to keep it within your possession and control at all times.
•	We use good judgment to avoid waste or unnecessary use of Company supplies or property.
•	We do follow Company policies regarding use of Company assets.
•	We do not misappropriate assets or misuse Company property for our personal benefit or in a manner inconsistent with this Code or our Ethical Principles.
•	We do report suspected incidents of theft, fraud or misuse of Company property.

Q.What steps should I take when personal data gets stolen, lost or is disclosed in an unauthorized manner?

A.Report this immediately to your supervisor and to the Company’s Vice President of Information Technology.  In addition, promptly report lost or stolen laptops, cell phones or I-Pads to the IT Department HelpDesk at 763-551-5123.

Draft Documents Carefully – Write Smart

Policy Overview

The pressure to meet a deadline, complete a task or share information quickly can sometimes result in hastily written communications that contain inappropriate information or comments.  All Associates

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should take the necessary time to prepare documents and electronic communications thoughtfully and to review them thoroughly prior to distribution.  These include e-mails, memos, letters, PowerPoint presentations, handwritten notes and voicemail messages.

Do’s

•	We should be clear, accurate and concise in our writings and other communications.
•	We should stick to the facts – and not overstate or exaggerate.
•	We should remember that it may be preferable to call or meet in person rather than to communicate in writing, particularly if we do not yet have all the facts.

Don’ts

•	We never speculate or offer an opinion regarding the legality of business conduct.
•	We avoid phrases that may be misinterpreted as inappropriate or unethical.

Electronic Mail and CBK’s Technology Resources

Policy Overview

Our email systems may not always be secure and email messages may be intercepted or seen by unintended recipients.  Unlike a spoken conversation, email can create a permanent record.  Any email you send may be printed by the recipient, forwarded to others and can be retained in the Company’s information technology systems for a long period of time.  Therefore, we should exercise the same care in sending an email message as we would in other business communications.

Where we use technology resources provided by the Company,  we may not download any data from the Internet that is not in the public domain or that is unprofessional, inflammatory or inappropriate for business use.  For example, we may not use the email system or the Internet to view or exchange information which could be offensive to others (racially, sexually or otherwise) or which could constitute harassment.  For more details on this topic, see the Computer Use Policy.

Do’s and Don’ts

•	We do not assume that e-mails are informal. Think of email as if it were on the front page of the newspaper. Would you be embarrassed or comfortable with what you wrote being public?
•	We should avoid sending e-mails when we are emotional or frustrated.
•	Harsh, critical comments should not be sent via email. We should not write anything in an email that we would not say to someone face-to-face.

Conflicts of Interest

Policy Overview

In today’s complicated world, it is important that we recognize that our activities or circumstances might conflict with our job or obligations to CBK.    The Company recognizes that your private life is very much your own.  Still, a conflict of interest may arise if you engage in any activities or advance any personal interests at the expense of the interests of the Company.

We, as well as third parties acting on the Company’s behalf, must be free from conflicts of interest that could adversely influence our judgment, objectivity or loyalty to CBK in conducting Company business.  The Company recognizes that each Associate may take part in legitimate financial, business, charitable and other activities outside their jobs, but any potential conflict of interest raised by those activities must be disclosed promptly to management.

A conflict of interest may also arise if you or a member of your family receives improper personal benefits as a result of your position with the Company.  It is up to all of us to avoid situations in which

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our loyalty may become divided.  The most common conflicts are described below to help us make informed decisions.

Supplying CBK

Generally, we are not allowed to be a supplier to CBK, represent a supplier of CBK, work for a supplier to CBK or be a member of a supplier’s board of directors while an employee of the Company.  The General Counsel and Chief Executive Officer or, if it involves an executive officer or a Board member, the Board of Directors or its Governance & Nominating Committee must approve any exception to this practice.  In addition, we may not accept money or benefits of any kind for any advice or services we provide to a vendor or supplier in connection with its business with CBK.

Competing Against CBK

We may not commercially market merchandise in competition with current or potential CBK merchandise offerings.  Marketing activities are “commercial” if we receive a financial benefit of any kind.

We all are responsible to consult with the Company’s Chief Compliance Officer to determine whether your planned activity will compete with any actual or potential CBK business.  We should always do this before we pursue an activity that might create a conflict of interest with the Company.

Personal Relationships

We must always discharge our job responsibilities solely on the basis of the Company’s best interests, independent of any personal considerations or relationships.  Sometimes, even the appearance of a conflict of interest may interfere with Company business.  When we have or develop family, personal or romantic relationships with co-workers or third parties that do business with the Company, the potential for a conflict of interest may arise, especially in cases where a manager or supervisor has such a relationship with an Associate working for the manager or supervisor.  While it is not our policy to interfere with such personal relationships, we expect our managers and supervisors to inform us when a relationship with another Associate or third party creates the potential for or the appearance of a conflict of interest.

Q.My sister recent began working for a local company that from time-to-time provides goods and services to the corporate office.  Given that I am now involved in purchasing goods and services for the Company, could selecting my sister’s company as our vendor create a conflict of interest?

A.Yes.  You need to let your manager and the General Counsel know about your sister’s affiliation with a Company vendor and receive approval to order from that company.  If you don’t, it might appear that your decisions to purchase supplies from this company show bias or favoritism.  By disclosing your sister’s role with our vendor, you ensure that the Company’s reputation for fairness and objectivity remains intact.

Use of the Company’s Time

We may not perform outside work or solicit outside business on Company property or while working on the Company’s time.  Nor are we permitted to solicit for non-Company related purposes, such as contributions, requests for signatures or memberships, in CBK’s offices or stores during work time, or to use Company materials, resources or property for any outside employment.  We are also not permitted to take opportunities discovered through the use of our position, corporate information or corporate property for personal gain.

Do’s

•

Request management review and prior approval of outside activities, financial interests or relationships that may pose a real or potential conflict of interest.  Remember that management

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approval is subject to ongoing review, so you need to periodically update your manager regarding your involvement.
•	Avoid actions or relationships that might conflict or appear to conflict with your job responsibilities or the interests of the Company.
•	Report potential conflicts of interest that involve you as well as others of which you are aware.
•	Obtain necessary approvals before accepting any position as an officer or director of an outside business concern.
•	Prior to serving on the board of directors of a bona fide charitable, educational or non-profit organization, you are encouraged to advise the executive in charge of your area.
•	Discuss, as appropriate, with customers, suppliers and others with whom we do business these limitations and expectations.

Don’ts

•	We do not work with a business outside our Company responsibilities that is in competition with us.
•	We do not accept a gift that does not meet the standards described in the Code.
•	We do not have a direct or indirect financial interest in or a financial relationship with a competitor, vendor or customer (except for insignificant stock interests in publicly-held companies).
•	We do not take part in any Company business decision involving a company that employs our spouse, family member or a close personal friend.
•	We do not have a second job where our other employer is a competitor, distributor, vendor or customer of CBK.
•	We do not receive personal discounts or other benefits from vendors, service providers or customers that are not available to all CBK Associates.

Q.I am a manager and have taken a part-time job with another company that sells women’s clothing.  Is this permitted?

A.No, not without obtaining prior permission from your department’s manager and the SVP, Human Resources.

Yes.  Even though you might not have direct control over the outcome of the bid, the fact that your spouse has connections to the company might give the appearance of a conflict of interest and should be reported.  This does not necessarily mean the company will be disqualified from making a bid but rather that we should be aware of this information when we select a vendor.

Q.My spouse works at a company that is bidding on a contract with CBK.  Although I select vendors for projects in my own department, I have no decision-making authority for the department where this company is competing on a bid.  Do I need to report this as a conflict of interest?

A.Yes.  Even though you might not have direct control over the outcome of the bid, the fact that your spouse has connections to the company might give the appearance of a conflict of interest and should be reported.  This does not necessarily mean the company will be disqualified from making a bid but rather that we should be aware of this information when we select a vendor.

Gifts, Business Entertainment and Business Meals

We have specific limitations on the types of gifts, business entertainment and business meals that are acceptable from vendors or potential vendors of the Company.

Business Gifts

Business gifts (as contrasted with business entertainment – see below) in any form to an Associate from a current or potential vendor or customer, other than gifts of nominal value, i.e.,  $50.00 or less, are considered inappropriate and should be politely declined or returned.  Gifts of cash and cash equivalents (e.g., gift cards), regardless of value, are expressly prohibited.  Examples of gifts include, but are not

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limited to, tickets to sporting events, the theater or the like where an Associate is not attending with the vendor or customer, bottles of wine or alcohol, dinners paid for by but not attended by vendors, customers, etc.

Business Meals or Entertainment with Vendors or Suppliers

Business meals or entertainment attended with vendors or suppliers are a customary way of developing and strengthening business relationships and, so long as they are conducted consistent with applicable Company policies, they are a legitimate business practice.  Business entertainment or meals provided by a vendor or supplier are acceptable where it meets the following criteria:

•	it involves legitimate business;
•	it is reasonable and not lavish in expense;
•	it occurs only infrequently or occasionally; and
•	it is not intended or likely to appear or be viewed as an inducement or a reward or as an effort to improperly influence you on behalf of the Company.

Business meals or entertainment involving a vendor or supplier and paid for by an Associate for which the Associate seeks payment or reimbursement by the Company are subject to these same standards.

In many foreign countries where the Company conducts business, it is customary for vendors and manufacturers to purchase lunch or dinners for their business guests.  As such, we are allowed to attend vendor and factory sponsored lunches or dinners when we travel overseas, consistent with the above standards.

General Prohibition on Payment of Airfare, Hotel or Trips by Vendors or Suppliers

In no event should we allow a current or potential vendor or supplier to directly or indirectly pay for a trip, airfare or hotel accommodations on our behalf or that of any of our family members.  Any exceptions to this rule require the written approval of the Chief Executive Officer and the General Counsel.  Any questions regarding this general prohibition should be directed to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel.

No.  As a general rule, vendors should not pay for an Associate’s airfare or hotel accommodations.  In addition, the amount involved is substantial.  Any appearance of possible impropriety must be avoided.

Q.A vendor invited me to his company’s annual conference for which my airfare and two nights’ accommodations will be fully paid for.  May I accept this invitation?

A.No.  As a general rule, vendors should not pay for an Associate’s airfare or hotel accommodations.  In addition, the amount involved is substantial.  Any appearance of possible impropriety must be avoided.

Q.A supplier has offered me four tickets to a local sporting event that they cannot use.  The tickets cost $35 each.  Can I accept?

A.No.  Attending without the supplier does not offer the opportunity to build a legitimate business relationship and would be considered a gift and not business entertainment.  The total face value of the tickets ($140) exceeds our gift limitation.

Q.Can I attend the same sporting event if I attended with the vendor’s employees?

A.You can attend so long as the value of the ticket is modest, there is a legitimate business relationship that will be discussed and the vendor is not currently responding to or involved in a proposal to do business with us.

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Review of Travel and Expense Reports

Policy Overview

Please refer to the Business Expense Policy for the proper steps and documentation necessary for obtaining reimbursement of appropriate, authorized expenses incurred in connection with work for the Company.  Travel and expense reports are subject to approval per the Company’s Business Expense Policy.  If we fail to observe travel and expense report guidelines or falsify reports, we will be subject to disciplinary action.

Political Activity

Policy Overview

Contributing your own time, money or resources to political activities is entirely personal and voluntary.  However, the Company’s political activities are strictly regulated by federal, state and local laws.  Therefore, you cannot use Company funds, assets or resources, including your time at work, to further your own political activities or interests.

Do’s and Don’ts

•	If you wish to engage in political activities, do so on your own personal time and as an individual, not as a Company representative.

Q.A good customer came in and said her husband is running for office and asked for a donation to the campaign.  I made a $50 contribution.  May I include that on my expense report and get reimbursed?

A.No.  Our policy is that we will not use corporate funds for political activities and that includes reimbursing employees for personal contributions to political campaigns.

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Administration of the Code

Where Should We Report  Our Concerns?

We have several options.  Our supervisor is a good place to start with an ethics or compliance issue.  We also may get help or advice from:

•	our supervisor’s Manager,
•	the head of our department, or
•	the senior executives of the Company, including the Chief Compliance Officer.

The Hotline

If we are uncomfortable about using one of the above-mentioned resources or we wish to raise an issue anonymously, we can call the Code of Conduct Hotline at 1-888-256-4933.  In addition, you can make a report electronically by going to www.ethicspoint.com and clicking on “File a Report”.  The Hotline is operated 24 hours a day, 7 days a week by an independent company that reports the call to CBK.

Remember:  “Do the Right Thing – Every Day”

Note:  This Code and the policies discussed in it are not an employment contract.  No contractual rights are created by the Code or the policies it describes or references.

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